Exhibit 21.1

Subsidiaries of Nexeo Solutions, Inc.

Entity	Jurisdiction of Formation
Nexeo Solutions Canada Corp.	Canada
Nexeo Solutions Cayman Holding Co. Ltd.	Cayman Islands
Nexeo Solutions Chemicals Trading (Shanghai) Company Limited	China
Nexeo Solutions Trading (Shanghai) Company Limited	China
Nexeo Plaschem (Shanghai) Co., Ltd.	China
Ultra Chem Costa Rica, S. de R.L.	Costa Rica
Accolade Finland OY	Finland
Accolade France SAS	France
Nexeo Solutions Germany GmbH	Germany
Ultra-Chem de Centroamérica, S.A.	Guatemala
Nexeo Solutions Asia Limited	Hong Kong
Nexeo Solutions Hong Kong Limited	Hong Kong
Pacific Sky (H.K.) Ltd.	Hong Kong
Nexeo Solutions Italy SRL	Italy
Nexeo Solutions Luxembourg Holding Co. S.a.r.l.	Luxembourg
Nexeo Solutions Mexico S. de R.L. de C.V.	Mexico
Nexeo Solutions Services Mexico S. de R.L. de C.V.	Mexico
Global Chem, S. de R.L. de C.V.	Mexico
Ultra Chem, S. de R.L. de C.V.	Mexico
Chem Servicios, S. de R.L. de C.V.	Mexico
Nexeo Solutions Europe B.V.	Netherlands
Nexeo Solutions Poland Sp. zo.o.	Poland
Accolade Portugal, Unipessoal Limitada	Portugal
Nexeo Solutions Puerto Rico, LLC	Puerto Rico
Nexeo Solutions RUS LLC	Russia
Nexeo Solutions Singapore Ptd. Ltd.	Singapore
Nexeo Solutions Spain SL	Spain
Nexeo Solutions Sweden AB	Sweden
Nexeo Solutions Plastics UK Limited	United Kingdom
Nexeo Solutions, LLC	Delaware
Nexeo Solutions Holdings, LLC	Delaware
Nexeo Solutions Mexico Holdings, LLC	Delaware
Nexeo Solutions Pico Holdings, LLC	Delaware
Nexeo Solutions Sub Holding Corp.	Delaware
Nexeo Solutions Finance Corporation	Delaware
Chemical Specialists and Development, LLC	Delaware
Startex Chemical, LLC	Delaware
Startex Distribution West, LLC	Delaware
Archway Sales, LLC	Delaware
TPG Accolade Delaware, LLC	Delaware